Exhibit 99.1

[SatCon Technology Corporation Letterhead]

SatCon Technology Corporation Signs Agreement with RockPort Capital Partners and NGP Energy Technology Partners for $10 Million Short-Term Debt Financing
to Retire Existing Convertible Notes

Parties Also Sign Term Sheet for $25 Million Equity Financing
to Retire New Short-Term Debt and Fund Operations

BOSTON, Mass., October 22, 2007 — SatCon Technology Corporation (NASDAQ CM: SATC), a developer and supplier of power management and system architecture solutions for the alternative energy, distributed power and hybrid electric vehicle markets, announced today that it has executed a definitive purchase agreement with RockPort Capital Partners and NGP Energy Technology Partners for a secured $10.0 million short-term debt financing. The debt financing is expected to close by mid-November.

Proceeds of the financing will be primarily used to pay off the Company’s existing convertible notes at 120% of outstanding principal plus accrued interest (unless the existing notes are converted to SatCon Common Stock in accordance with their terms prior to the payoff). Please refer to the Company’s Form 8-K filing with the Securities and Exchange Commission (the “SEC”), which it intends to file shortly, for a complete description of the notes to be issued in the debt financing.

The Company has also entered into an Offer to Sell Notes with the holders of its existing convertible notes to allow for their early retirement by the Company and has agreed to pay the holders of those notes an early prepayment fee equal to an aggregate of approximately 750,000 shares of unregistered Common Stock with piggy-back registration rights.

The Company also executed a non-binding term sheet with RockPort and NGP ETP for an equity financing of $25.0 million of preferred stock and warrants, $10 million of which would be used to retire the new short-term debt. In addition, SatCon has initiated a search for a new Chief Executive Officer. The non-binding term sheet is not an offer to purchase or sell securities which will only occur if definitive documentation is entered into.

As currently contemplated by the term sheet, the equity financing would occur in two tranches. The first tranche would be for approximately $10 million and the second tranche, which will be subject to stockholder approval, would be for approximately $15 million. The preferred stock would be convertible into common stock at an initial conversion price of $1.04 per share and would accrue a 5% annual dividend. In connection with the first closing, the investors would receive warrants to purchase approximately 15.3 million shares of common stock. In connection with the second closing, the investors would receive warrants to purchase approximately 4.4 million shares. All of the warrants would have a seven year term and an exercise price of $1.25 per share or, if higher, the closing price of the common stock immediately prior to signing definitive agreements. If and when definitive agreements relating to the equity financing are executed, the Company will make another announcement and file a Form 8-K with the SEC, which filing will provide a complete description of the securities to be issued in that financing.

After retiring the debt, the Company would use the remaining net proceeds of the equity financing to accelerate its growth in the alternative energy market, and support ongoing research and development activities.

Following the closing of the first tranche of the equity financing, David Prend, Managing General Partner at RockPort Capital Partners and Philip Deutch, Managing Partner of NGP Energy Technology Partners will be appointed to the board of directors of SatCon Technology Corporation.

David Eisenhaure, current President and Chief Executive Officer of SatCon Technology Corporation, said, “I am truly excited by this milestone in SatCon’s development. As we recruit the future leadership of the Company for the next stage of its growth, this financing will help us achieve our stability and success. With the backing of two of the most experienced investors in the energy technology sector, SatCon is well positioned to be at the forefront of the rapidly growing alternative energy marketplace.”

David Prend, Managing General Partner at RockPort Capital Partners, said, “We believe SatCon is a leading innovator in power management systems for a wide spectrum of applications ranging from solar panels to electric vehicles and has built an excellent reputation for quality and engineering. We are pleased to have entered into this important financing with SatCon which, if consummated, would put SatCon in a strong position in the alternative energy and distributed generation markets.”

“We expect that this financing, when consummated, would give the Company sufficient capital to execute on its strategic plan and to meet the power electronics demands of rapidly growing renewable energy markets,” said Philip Deutch, Managing Partner of NGP Energy Technology Partners. “We are pleased to partner with RockPort, with whom we have a strong track record of enhancing shareholder value in the alternative energy area.”

The debt financing will be subject to customary closing conditions. The equity financing will be subject to the execution of definitive agreements, as well as customary closing conditions. In addition, the closing of the second tranche of the equity financing will be subject to stockholder approval. Assuming definitive agreements with respect to the equity financing are executed in November, SatCon intends to close the first tranche by the end of November and hold a special stockholder meeting in December for the vote on the second tranche of the equity transaction.

Ardour Capital Investments, LLC advised SatCon with respect to the financial aspects of the combined financing. Wilson Sonsini Goodrich & Rosati, P.C. represented the investors and Greenberg Traurig, LLP represented SatCon Technology Corporation.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of SatCon Technology Corporation.

Additional Information About the Proposed Equity Transaction and Where to Find It:

This press release is not a proxy statement with respect to the proposed equity transaction. SatCon will file a proxy statement with respect to the proposed equity transaction and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, WHICH WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED EQUITY TRANSACTION AND RELATED MATTERS, WHEN IT BECOMES AVAILABLE. The proxy statement and other documents which are filed by SatCon with the Securities and Exchange Commission (the “SEC”) will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made by SatCon to SatCon Technology Corporation, 27 Drydock Avenue, Boston, Massachusetts 02210, Attention: Investor Relations.

SatCon, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed equity transaction. Information about the directors and executive officers of SatCon and their respective interests in the proposed equity transaction will be set forth in the proxy statement that SatCon will file with the SEC in connection with the proposed equity transaction. Additional information regarding SatCon’s directors and executive officers is also included in SatCon’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2007. Such proxy statement is available free of charge at the SEC’s web site at www.sec.gov and from SatCon by contacting it as described above.

Safe Harbor Statement

Statements made in this document that are not historical facts or which apply prospectively constitute forward-looking statements. These forward-looking statements may be identified by words such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions and include, but are not limited to, SatCon’s ability to execute definitive agreements with respect to the equity financing, SatCon’s ability to consummate both the debt and the equity financing, the ability of the financings to help SatCon achieve stability and success, the ability of SatCon to meet the power demands in the alternative energy and distributed generation markets, the ability of SatCon to execute on its strategic plan and the ability of SatCon to use the proceeds to accelerate growth and for research and development. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from SatCon’s expectations, including risks that the conditions to closing of the debt financing may not be satisfied, that the term sheet for the equity financing is non-binding and that the investors in the equity financing may not consummate the transactions for any reason,  risks that the holders of outstanding warrants may seek to put such warrants to the Company as a result of the equity financing, and risks that the Company’s shareholders do not approve the second tranche of the equity financing. Additional information concerning risk factors is contained from time to time in SatCon’s SEC filings (copies of which may be obtained at the SEC’s website at: http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. SatCon disclaims any obligation to publicly update or revise any such statements to reflect any change in SatCon expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and generators/motors for the Renewable Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets. For further information, please visit the SatCon website at www.satcon.com.

About RockPort Capital Partners

RockPort Capital Partners (www.rockportcap.com) is a venture capital firm with offices in Boston, MA and Menlo Park, CA. It invests in both early and later stage companies in the energy and power, process and prevention, and advanced materials sectors. RockPort has deep business and industry expertise gained from its partners’ extensive backgrounds in management, finance, operations and technical positions. Its funds comprise the largest pool of capital under management in the new investment sector known as CleanTech. RockPort has a proven record of working alongside entrepreneurial management teams to create value, foster rapid growth, gain access to key decision-makers in their industries, and deliver outstanding returns to investors.

About NGP Energy Technology Partners

NGP Energy Technology Partners, L.P. (www.ngpetp.com) is a Washington, D.C.-based $148 million private equity fund investing growth capital in companies providing technology-related products and services to the oil and gas, power and alternative energy sectors. The fund is managed by investment professionals with extensive experience investing in virtually all types of energy technologies and a strong track record of helping companies grow, create value, and establish strategic partnerships. NGP Energy Technology Partners is an affiliate of NGP Energy Capital Management, a leading investment firm with over $7 billion of cumulative capital under management which serves all sectors of the energy industry.

Contacts:

SatCon Technology Corporation

Dan Gladkowski

(617) 897-2411

Dan.Gladkowski@satcon.com

For RockPort Capital Partners

David Prend

(617) 912-1420

dprend@rockportcap.com

For NGP Energy Technology Partners

Philip Deutch

(202) 536-3930

pdeutch@ngpetp.com